Exhibit No. 99

[TRIMERIS LOGO APPEARS HERE]


FOR IMMEDIATE RELEASE


                             Contact:          Mary Claire Bice
                                               Noonan/Russo Communications, Inc.
                             Phone:            (212) 696-4455, ext. 238

                             Contact:          Tim Creech
                                               Trimeris, Inc.
                             Phone:            (919) 419-6050


               TRIMERIS ANNOUNCES $43.4 MILLION PRIVATE PLACEMENT OF
                                  COMMON STOCK

Durham, NC, May 8, 2001 -- Trimeris, Inc. (Nasdaq: TRMS) today announced that it has entered into definitive purchase agreements to sell approximately 1.4 million shares of newly issued common stock to new and current shareholders. The private placement is expected to raise net proceeds of approximately $43.4 million. Completion of the private placement is subject to customary closing conditions.

Net proceeds from the private placement are expected to be used to fund the clinical development of Trimeris' product candidates, T-20 and T-1249, to fund increased research and development, to provide working capital and for general corporate purposes.

The securities sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. The company expects to file a registration statement on Form S-3 within 15 days after the closing of the transaction for purposes of registering the resale of the shares of common stock issued in the private placement.


Trimeris Safe Harbor Statement
Note: Except for any historical information presented herein, matters presented in this release are forward-looking statements that involve risks and uncertainties. The results of Trimeris' previous clinical trials are not necessarily indicative of future clinical trials, and future results could differ materially from the results presented herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the "Risk Factors" section included in Trimeris' Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001.


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